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                                                                    EXHIBIT 99.3

                        SUNSET FINANCIAL RESOURCES, INC.

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

                           (ADOPTED DECEMBER 5, 2003)

PURPOSE

The Nominating and Corporate Governance Committee (the "Committee") of Sunset Financial Resources, Inc. (the "Company") shall (i) oversee the process by which individuals are nominated to become members of the Company's board of directors (the "Board"), including the identification of individuals qualified to become Board members and the recommendation of director nominees; (ii) develop and recommend to the Board a set of corporate governance principles; and (iii) oversee matters of corporate governance to ensure that the Board is appropriately constituted and operated to meet its fiduciary obligations, including advising the Board on matters of (A) Board organization, membership and function and (B) committee structure and membership. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee and to assist it identifying suitable potential Board nominees. The Committee may request any officer or employee of the Company or the Company's outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

ORGANIZATION

This Charter governs the operations of the Committee. The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes of the Charter to the Board for approval. The Committee, in consultation with the Chairman of the Board, shall recommend members for appointment to, and the Chairman of, the Committee to the Board for its approval. The Board will annually appoint Committee members and the Chairman of the Committee. The Board may remove Committee members at any time, with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. The Committee shall be comprised of at least three directors, each of whom is independent as determined in accordance with the listing standards of the New York Stock Exchange ("NYSE"). The Committee shall maintain minutes of its meetings and report to the Board.

RESPONSIBILITIES AND PROCESSES

In carrying out its responsibilities, the Committee shall:

1. Establish criteria for selection of potential directors, taking into consideration the following desired attributes: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of view points. The Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company.

2. Identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chairman of the Board, make recommendations to the Board on new candidates for Board membership.

3. Establish criteria for the evaluation of existing directors and the re-election or removal of directors based on the needs of the Company.


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4. Review the qualifications, performance and independence of existing Board members and make recommendations whether they should stand for re-election.

5. Recommend to the Board the removal of a director where appropriate.

6. Recommend to the Board, a slate of nominees for director at the next annual meeting of stockholders.

7. Recruit, in consultation with the Chairman of the Board, those candidates for Board membership that are approved by the Board.

8. Oversee the orientation process for new directors.

9. Establish criteria for membership on the Board committees and, in consultation with the Chairman of the Board, make recommendations to the Board for appointments to and removal from committees.

10. Periodically review the Board's committee structure, committee operations, committee formations and committee charters, and make such recommendations to the Board based upon such reviews as are determined to be consistent with best practices and the best interests of the Company and its stockholders.

11. Review and recommend policies with respect to composition, organization, processes, and practices of the Board, including policies with respect to the size of the Board, desired qualifications of directors, the types, function, size and membership of the Board committees, meetings of the Board (including executive sessions), and Board retirement and tenure policies.

12. Recommend to the Board standards for determining director independence consistent with the requirements of the NYSE and other applicable guidelines on best practices.

13. Develop and recommend to the Board, Corporate Governance Guidelines that are appropriate for the Company and are consistent with best practices and the best interests of the Company and its stockholders. The Committee periodically will review the Corporate Governance Guidelines and make recommendations for changes as in its judgment are appropriate.

14. Oversee the Company's positions on and policies in respect to significant stockholder relations issues, including all proposals submitted by stockholders for inclusion in the Company's proxy statement.

15. Identify and investigate emerging corporate governance issues and trends that may affect the Company.

16. Periodically review the Company's Board compensation practices and make recommendations for changes in compensation practices as the Committee determines to be appropriate.

17. Review any proposed amendments to the Company's Articles of Incorporation and Bylaws and recommend appropriate action to the Board.

18. Have such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board.



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19. Develop criteria for, and conduct an annual evaluation of the performance and effectiveness of, the Committee and report the results of that evaluation to the Board.

20. Propose criteria for, and communicate the results of, an annual evaluation of the performance and effectiveness of the Board.

21. Review, in consultation with each committee of the Board, each committee charter and each committee's process for conducting an annual evaluation of the performance and effectiveness of such committee.

22. Oversee the evaluation of the Board and management.



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